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                                                                      EXHIBIT 11

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                        Computation of Per-Share Earnings
                    (in thousands, except per share amounts)

                                                                  Year ended January 31
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
PRIMARY:

  Net Income                                                  $63,680    $57,296    $49,052

  Reduction of interest expense, net of income
      tax expense on assumed retirement of
      short-term and long-term debt                               433        676        637

  Interest earned, net of income tax expense on
      assumed investment of U.S. government
      securities or commercial paper                               --         --         --
                                                              -------    -------    -------

  Adjusted net income                                         $64,113    $57,972    $49,689
                                                              =======    =======    =======

  Weighted average shares outstanding                          49,154     48,136     46,603

  Dilutive stock options, based on the modified
      treasury stock method, using average fair value           3,155      3,170      2,661
                                                              -------    -------    -------

Total average shares outstanding                               52,309     51,306     49,264
                                                              =======    =======    =======

Per Share Amount                                              $  1.23    $  1.13    $  1.01
                                                              =======    =======    =======


FULLY DILUTED:

  Net Income                                                  $63,680    $57,296    $49,052

  Reduction of interest expense, net of
     income tax expense on assumed retirement
     of short-term and long-term debt                              --        462        499

   Interest earned, net of income tax expense on
     assumed investment of U.S. government
     securities or commercial paper                                --         --         --
                                                              -------    -------    -------

  Adjusted net income                                         $63,680    $57,758    $49,551
                                                              =======    =======    =======

  Weighted average shares outstanding                          49,154     48,136     46,603

  Dilutive stock options, based on the modified
    treasury stock method, using year-end
    or exercise date established price if higher than
    average fair value                                          3,178      3,170      2,661
                                                              -------    -------    -------

Total average shares outstanding                               52,332     51,306     49,264
                                                              =======    =======    =======

Per Share Amount                                              $  1.22    $  1.13    $  1.01
                                                              =======    =======    =======